As filed with the Securities and Exchange Commission on May 21, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2542838
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

HERCULES OFFSHORE, INC.

2014 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Beau M. Thompson

General Counsel and Secretary

Hercules Offshore, Inc.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

(Name and address of agent for service)

(713) 350-5100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share	5,500,000	$4.37	$24,035,000	$3,096

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Hercules Offshore, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”) pursuant to the antidilution provisions of the 2014 LTIP.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The maximum offering price per share, the maximum aggregate offering price and the amount of registration fee are based on the average of the high and low prices of the Registrant’s common stock, as reported by the NASDAQ Global Select Market on May 20, 2014.
(3)	Pursuant to Instruction E to the General Instructions to Form S-8, a filing fee is only being paid with respect to the registration of 5,500,000 shares of Common Stock under the 2014 LTIP. The Registrant previously registered an aggregate of 5,000,000 shares of Common Stock for issuance under the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan (the “2004 LTIP”) pursuant to a Registration Statement on Form S-8 (Registration No. 333-176441), and the registration fees were previously paid for the 1,857,780 shares of Common Stock that are being reallocated from the 2004 LTIP to the 2014 LTIP.

i

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Hercules Offshore, Inc. 2014 Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Hercules Offshore, Inc. (the “Company” or “Registrant”) has not filed such documents with the Securities and Exchange Commission (the “Commission”), but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	our current report on Form 8-K filed with the SEC on April 27, 2011, as amended by our amended current reports on Form 8-K/A filed on July 8, 2011 and on March 20, 2012. The unaudited historical consolidated financial statements of Seahawk Drilling, Inc., as of and for the three-month period ending March 31, 2011, included in our current report on Form 8-K/A filed with the SEC on March 20, 2012, have not been subject to a review in accordance with Statement on Auditing Standards No. 100, Interim Financial Information, by KPMG LLP (or any public accountant);

(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 27, 2014;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on April 23, 2014;

(d)	The Registrant’s Current Reports on Form 8-K filed on February 25, 2014, March 7, 2014, March 18, 2014, March 31, 2014 and May 16, 2014, in each case other than information furnished under Item 2.02 or 7.01 of Form 8-K; and

(e)	The description of the Registrant’s Common Stock included in the Registrant’s Form 8-A (File No. 000-51582), filed with the Commission on October 21, 2005, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Company’s amended and restated bylaws provide that its directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company’s best interests.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with the Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to limitations of Section 102(b)(7).

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. The Company will maintain, at its expense, an insurance policy that insures its officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities. In addition, the Company has entered into indemnification agreements with each of its directors that provide that the Company will indemnify the indemnitee against, and advance certain expenses relating to, liabilities incurred in the performance of such indemnitee’s duties on its behalf to the fullest extent permitted under Delaware law and the Company’s bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of Hercules Offshore, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 15, 2012 and filed on May 18, 2012 (File No. 000-51582)).

4.2	Certificate of Amendment dated May 14, 2014 to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated May 14, 2014 and filed on May 16, 2014 (File No. 000-51582)).

4.3	Amended and Restated Bylaws (effective December 31, 2009) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 2, 2009 and filed on December 8, 2009 (File No. 000-51582)).

4.4	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A dated October 12, 2005 (File No. 333-126457)).

4.5	Rights Agreement, dated as of October 31, 2005, between Hercules Offshore, Inc. and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated and filed on November 1, 2005 (File No. 000-51582)).

4.6	Amendment No. 1 to Rights Agreement, dated as of February 1, 2008, between Hercules Offshore, Inc. and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-149289)).

4.7	Second Amendment to Rights Agreement, dated as of February 13, 2012, between Hercules Offshore, Inc. and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 13, 2012 and filed on February 16, 2012 (File No. 000-51582)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1	Hercules Offshore, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 28, 2014 (File No. 000-51582)).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 21, 2014.

HERCULES OFFSHORE, INC.

By:	/s/ John T. Rynd
John T. Rynd
Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints John T. Rynd, Stephen M. Butz, Troy L. Carson and Beau M. Thompson, and each of them, his or her true and lawful attorneys-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and power of attorney have been signed by the following persons in their capacities indicated on the 21st day of May, 2014.

Signature	Title

/s/ John T. Rynd	Chief Executive Officer, President and Director
John T. Rynd	(Principal Executive Officer)

/s/ Stephen M. Butz	Executive Vice President and Chief Financial Officer
Stephen M. Butz	(Principal Financial Officer)

/s/ Troy L. Carson	Senior Vice President and Chief Accounting Officer
Troy L. Carson	(Principal Accounting Officer)

/s/ Thomas R. Bates, Jr.	Chairman of the Board
Thomas R. Bates, Jr.

/s/ Thomas N. Amonett	Director
Thomas N. Amonett

/s/ Suzanne V. Baer	Director
Suzanne V. Baer

/s/ Thomas M Hamilton	Director
Thomas M Hamilton

/s/ Thomas J. Madonna	Director
Thomas J. Madonna

/s/ F. Gardner Parker	Director
F. Gardner Parker

/s/ Thierry Pilenko	Director
Thierry Pilenko

/s/ Steven A. Webster	Director
Steven A. Webster

EXHIBIT INDEX

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of Hercules Offshore, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 15, 2012 and filed on May 18, 2012 (File No. 000-51582)).

4.2	Certificate of Amendment dated May 14, 2014 to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated May 14, 2014 and filed on May 16, 2014 (File No. 000-51582)).

4.3	Amended and Restated Bylaws (effective December 31, 2009) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 2, 2009 and filed on December 8, 2009 (File No. 000-51582)).

4.4	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A dated October 12, 2005 (File No. 333-126457)).

4.5	Rights Agreement, dated as of October 31, 2005, between Hercules Offshore, Inc. and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated and filed on November 1, 2005 (File No. 000-51582)).

4.6	Amendment No. 1 to Rights Agreement, dated as of February 1, 2008, between Hercules Offshore, Inc. and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-149289)).

4.7	Second Amendment to Rights Agreement, dated as of February 13, 2012, between Hercules Offshore, Inc. and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 13, 2012 and filed on February 16, 2012 (File No. 000-51582)).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1	Hercules Offshore, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 28, 2014 (File No. 000-51582)).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.